Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports Third Quarter 2006 Results

•	Third Quarter 2006 Adjusted diluted EPS of $0.43 versus $0.34 in 2005, up 26%
•	Nine Month 2006 Adjusted diluted EPS of $0.62 versus $0.49 in 2005, up 27%

Carlsbad, California – October 25, 2006 – K2 Inc. (NYSE: KTO) today reported net sales for the third quarter ended September 30, 2006 of $356.9 million versus $340.4 million in the prior year, an increase of 4.9%. Adjusted net income for the third quarter of 2006 was $23.0 million, or $0.43 Adjusted diluted earnings per share, compared to Adjusted net income of $18.1 million, or $0.34 in the third quarter of 2005. Adjusted net income for the first nine months of 2006 was $31.4 million, or $0.62 Adjusted diluted earnings per share, compared to Adjusted net income of $24.4 million, or $0.49 in the first nine months of 2005. Table B provides a reconciliation of GAAP operating income, net income and earnings per share to Adjusted operating income, net income and earnings per share for the three and nine months ended September 30, 2006 and September 30, 2005, respectively.

Richard Heckmann, Chairman and Chief Executive Officer, said, “The strong results in the third quarter reflected a record winter business for K2 Inc., driven by K2® and Völkl® ski and snowboard products, and Marmot® winter and performance apparel. The Action Sports segment, led by K2 and Völkl, improved their operating income margins from 17.9% to 22.2% in the quarter due principally to improved manufacturing efficiencies. For Marmot, we were extremely pleased with significant sales and operating income growth for the quarter. The early outlook among retailers is for a good winter season, which is reflected in our results this quarter.

Overall K2 achieved a new milestone in the third quarter of 2006, with sales of $356.9 million, operating income of $38.7 million, and an improvement of 180 basis points in our gross margin and 140 basis points in operating margin over the third quarter of 2005. We also continued our progress in reducing total debt, which is down $23.7 million from the same quarter in 2005, providing us with significant flexibility for future growth.

As we move towards year end, we are extremely proud of the performance of all of our divisions during the course of the year, which reflects all of the hard work from previous years in integrating acquisitions, launching new products, improving relationships with retailers and consumers, and improved efficiencies in manufacturing and operations. We believe that 2006 is a foundation year from which we will continue to build a leading franchise in sporting goods.”

Review of Comparable 2006 Sales and Profit Trends

K2’s net sales for the third quarter of 2006 were $356.9 million versus $340.4 million in the third quarter of 2005. The increase in sales was mainly due to increases in Apparel and Footwear and Action Sports segment sales and there were no acquisitions in the quarter.

K2’s gross profit as a percentage of net sales in the third quarter of 2006 increased to 38.6% compared to 36.8% in the third quarter of 2005. For the third quarter of 2006 selling, general and administrative expenses were essentially flat, as a percentage of net sales at 27.7% compared to 27.4% in the third quarter of 2005. K2’s operating profit, as a percentage of net sales for the third quarter of 2006 increased to 10.8% compared to 9.4% in the comparable 2005 period, due principally to increased gross margins.

Third Quarter Segment Review

The Action Sports segment has historically included skis, snowboards, bindings, snowshoes, in-line skates and paintball products. During 2005, the paintball business declined significantly. In order to improve efficiency, K2 reorganized the paintball business to operate more in line with how the components of the Team Sports segment operates, with increased emphasis on the mass merchant and large sporting goods retailer distribution. Upon completion of the reorganization in the first quarter 2006, K2 adjusted its segment reporting to include paintball products in the Team Sports segment. Historical numbers presented below have been restated to reflect the change in segment reporting. For purposes of comparability, in 2005 paintball sales were $82 million and on a quarterly basis sales were approximately 19% in the first quarter, 25% in the second quarter, 21% in the third quarter, and 35% in the fourth quarter.

Marine and Outdoor

Shakespeare® fishing tackle and monofilament and Stearns® marine and outdoor products generated net sales of $80.8 million in the third quarter of 2006, an increase of 2.1% from the comparable quarter in 2005. The sales increase was due to increased sales of fishing kits and combos, Ugly Stik® rods and immersion suits offset by declines in military antennas, cutting line, Hodgman® waders and drywear. For the third quarter of 2006, operating profits were $8.3 million, down from $9.9 million in 2005 due to lower gross profit as a percentage of sales and higher selling, general and administrative expenses as a percentage of sales.

Team Sports

In a seasonally slow quarter, Rawlings, Worth, K2 Licensed Products and Brass Eagle had net sales of $64.5 million in the 2006 third quarter, up 2.4% from the 2005 period. The operating loss was $3.0 million in the 2006 third quarter, a decrease from the loss of $6.1 million in the 2005 period primarily due to the gain on the sale of stock received in a customer bankruptcy settlement and improved profitability in the paintball and souvenir and promotional product lines. Sales growth in 2006 was driven primarily by souvenir and promotional products and paintball products offset by declines in Rawlings®, Worth® and Miken® baseball and softball products.

Action Sports

Net sales of winter products and in-line skates totaled $149.5 million in the third quarter of 2006, an increase of 2.4% from the 2005 third quarter, primarily due to increased sales of K2® skis and K2® and Ride® snowboards offset by decreased sales of Völkl® skis due to the timing differences in shipments between the third and fourth quarters. Operating profit for the third quarter of 2006 was $33.1 million, a 26.6% increase compared to the operating profit in the third quarter 2005. The increase in operating profit was due to an increase in gross profit as a percentage of sales and lower selling, general and administrative expenses as a percentage of sales.

Apparel and Footwear

Apparel and Footwear had net sales of $62.1 million in the third quarter of 2006, an increase of 18.8% from the 2005 period driven by growth in Marmot® winter outerwear products offset by declines in skateboard shoes and apparel. The operating profit for the third quarter of 2006 was $5.8 million compared to an operating profit of $6.4 million in the third quarter of 2005. The decrease in profit was due to lower gross profit as a percentage of sales and higher selling, general and administrative expenses as a percentage of sales.

The segment information presented below is for the three months ended September 30:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Marine and Outdoor	$80.8	$79.1	$56.1	$44.4	$8.3	$9.9
Team Sports	64.5	63.0	—	—	(3.0)	(6.2)
Action Sports	149.5	146.0	5.9	3.4	33.1	26.2
Apparel and Footwear	62.1	52.3	1.2	1.1	5.8	6.5

Total segment data	$356.9	$340.4	$63.2	$48.9	44.2	36.4

Corporate expenses, net					(4.4)	(3.8)
Interest expense					(7.2)	(7.5)

Income before provision for income taxes					$32.6	$25.1

The segment information presented below is for the nine months ended September 30:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2006	2005	2006	2005	2006	2005
Marine and Outdoor	$332.7	$321.9	$142.7	$114.3	$44.0	$46.0
Team Sports	293.5	260.5	0.1	0.1	14.3	2.8
Action Sports	243.2	254.9	11.6	8.4	11.8	4.8
Apparel and Footwear	136.7	122.8	3.5	2.0	4.4	10.3

Total segment data	$1,006.1	$960.1	$157.9	$124.8	74.5	63.9

Corporate expenses, net					(11.4)	(11.1)
Interest expense					(21.8)	(22.1)

Income before provision for income taxes					$41.3	$30.7

Balance Sheet

At September 30, 2006, cash and accounts receivable increased 3.9% to $374.6 million as compared to $360.6 million at September 30, 2005. Inventories at September 30, 2006 increased 5.6% to $393.5 million from $372.8 million at September 30, 2005. The growth in accounts receivable and inventory is primarily a result of the growth in sales of 4.8% for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.

The Company’s total debt decreased to $414.2 million at September 30, 2006 from $437.9 million at September 30, 2005. The decrease in debt as of September 30, 2006 is primarily the result of improved profitability and cash flow from operations.

Outlook for 2006

For fiscal year 2006, K2 forecasts 2006 net sales in the range of $1.36 to $1.38 billion, GAAP diluted earnings per share in the range of $0.73 to $0.76 and Adjusted diluted earnings per share in the range of $0.83 to $0.86, in each case based on assumed fully diluted shares outstanding of 55.8 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.79 to $0.83 and Adjusted basic earnings per share in the range of $0.90 to $0.95, in each case based on assumed basic shares outstanding of 47.1 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2006 fiscal year.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Daylight Time (USA), on Wednesday, October 25, 2006. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on an adjusted basis (“Adjusted”) that excludes the impact of certain non-cash charges including: amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. See Table B below for a further explanation of the “Adjusted” presentation.

K2’s management believes the Adjusted financial measures for 2005 and 2006, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, K2 Licensed Products and Brass Eagle® in the Team Sports segment; K2®, Völkl®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF INCOME

(unaudited in thousands, except for per share figures)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$356,884	$340,352	$1,006,097	$960,068
Cost of products sold	219,174	215,225	653,267	632,364

Gross profit	137,710	125,127	352,830	327,704
Selling expenses	61,649	57,305	181,207	170,522
General and administrative expenses	37,371	35,809	111,147	106,812

Operating income	38,690	32,013	60,476	50,370
Interest expense	7,263	7,519	21,832	22,057
Other income, net	(1,127)	(583)	(2,662)	(2,421)

Income before provision for income taxes	32,554	25,077	41,306	30,734
Provision for income tax expense	11,036	8,337	14,003	10,217

Net income	$21,518	$16,740	$27,303	$20,517

Basic earnings per share (a)	$0.46	$0.36	$0.58	$0.44

Diluted earnings per share (a)	$0.40	$0.32	$0.54	$0.42

Shares:
Basic (a)	47,084	46,326	46,971	46,240
Diluted(a)	55,412	55,190	55,388	55,224

(a)	See Table A following for a reconciliation of diluted shares and earnings per share.

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited in thousands)

	At September 30,
	2006	2005
Cash and cash equivalents	$11,314	$17,458
Accounts receivable, net	363,247	343,188
Inventories, net	393,508	372,803
Accounts payable	77,515	84,102
Total debt	414,197	437,904

Total shareholders’ equity	492,447	691,555

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(unaudited in thousands, except for per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic shares [A]	47,084	46,326	46,971	46,240
Dilutive impact of stock options, restricted stock units, warrants and shares in escrow	525	1,061	614	1,181
Dilutive impact of assumed conversion of subordinated debentures	7,803	7,803	7,803	7,803

Diluted shares [B]	55,412	55,190	55,388	55,224

Net income	$21,518	$16,740	$27,303	$20,517
Add: Interest component on assumed conversion of subordinated debentures, net of taxes	902	928	2,775	2,785

Net income adjusted [C]	$22,420	$17,668	$30,078	$23,302

Basic earnings per share = [C] ÷ [A]	$0.46	$0.36	$0.58	$0.44

Diluted earnings per share = [C] ÷ [B]	$0.40	$0.32	$0.54	$0.42

Table B

K2 Inc.

Reconciliation of GAAP to Adjusted Results

(unaudited in thousands, except for per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales (a)	$356,884	$340,352	$1,006,097	$960,068

Operating Income Reconciliation:
GAAP Operating Income (a)	$38,690	$32,013	$60,476	$50,370
Add: Amortization of acquired intangibles (b)	888	1,162	2,678	3,252
Non-cash stock compensation expense (c)	783	258	1,772	619

Adjusted Operating Income	$40,361	$33,433	$64,926	$54,241

Net Income Reconciliation:
GAAP Net Income (a)	$21,518	$16,740	$27,303	$20,517
Add: Amortization of acquired intangibles (b)	586	776	1,770	2,171
Non-cash stock compensation expense (c)	517	172	1,171	413
Amortization of capitalized debt costs (d)	388	417	1,169	1,251

Adjusted Net Income	$23,009	$18,105	$31,413	$24,352

GAAP and Adjusted Basic Shares Outstanding	47,084	46,326	46,971	46,240
GAAP and Adjusted Diluted Shares Outstanding	55,412	55,190	55,388	55,224
GAAP Basic earnings per share	$0.46	$0.36	$0.58	$0.44
GAAP Diluted earnings per share	$0.40	$0.32	$0.54	$0.42
Adjusted Basic earnings per share	$0.49	$0.39	$0.67	$0.53
Adjusted Diluted earnings per share	$0.43	$0.34	$0.62	$0.49

See footnotes and related information for both tables B and C following table C

Table C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2006
	Low	High
Net Sales (a)	$1,360,000	$1,380,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$83,986	$86,986
Add: Amortization of acquired intangibles (b)	3,551	3,551
Non-cash stock compensation expense (c)	2,548	2,548

Adjusted operating income	$90,085	$93,085

Net Income Reconciliation:
GAAP Net Income (a)	$36,985	$38,985
Add: Amortization of acquired intangibles (b)	2,347	2,347
Non-cash stock compensation expense (c)	1,684	1,684
Amortization of capitalized debt costs (d)	1,555	1,555

Adjusted Net Income	$42,571	$44,571

GAAP and Adjusted Basic Shares Outstanding	47,092	47,092
GAAP and Adjusted Diluted Shares Outstanding	55,816	55,816

GAAP Basic earnings per share	$0.79	$0.83
GAAP Diluted earnings per share	$0.73	$0.76

Adjusted Basic earnings per share	$0.90	$0.95
Adjusted Diluted earnings per share	$0.83	$0.86

See footnotes and related information for both tables B and C following

FOOTNOTES AND RELATED INFORMATION FOR TABLES B and C

Explanation of adjustments:

(a)	Amounts represent K2’s actual or forecast net sales, operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented are unaudited.
(b)	Adjustment represents the actual and forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities including the amortization expense associated with the increase in fair market values of the inventories of acquired companies. Amounts shown that reconcile to a net income figure are shown net of taxes.
(c)	Adjustment represents the actual and forecast non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R. Amounts shown that reconcile to a net income figure are shown net of taxes.
(d)	Adjustment represents the actual and forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

Use of Adjusted Financial Information

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.